Exhibit 99.1
The Med-Design Corporation Announces Second Quarter Financial Results
Company to hold Conference Call at 4:30 p.m. EDT Thursday, August 4th
Ventura, CA (August 4, 2005) — The Med-Design Corporation (NASDAQ: MEDC), a leader in the design and development of safety needle products for medical use, announced today financial results for the second quarter of 2005.
Results for the Three Months Ended June 30, 2005
The net loss for the second quarter was $952,058, or $.06 (basic and diluted) per share, compared to a net loss of $1,444,164, or $0.09 (basic and diluted) per share, for the corresponding period in 2004. Revenue for the quarter was $799,598, compared to revenue of $369,330 for the corresponding period in 2004. Revenue for the quarter reflects $527,294 in sales of the Safe-Step® Safety Huber Needle, $222,304 in royalties from Med-Design’s licensed technology and $50,000 in product development fees related to the Pre-filled Dual Chamber Pharmaceutical Mixing Device. Revenue for the corresponding period in 2004 reflected sales of the Safe-Step® Safety Huber Needle of $248,660, royalties from Med-Design’s licensed products of $77,218 and sales of the 1Shot™ Safety Dental Syringe of $43,452.
Product costs for the second quarter, which consisted of direct and indirect costs related to Med-Design’s contract manufactured products, primarily the Safe-Step® Safety Huber Needle, were $487,945 and included the amortization of the investment in acquired license products of $99,208, consulting expenses of $25,000 and $34,305 to establish an excess inventory reserve related to the Safe-Step® Safety Huber Needle. Product costs increased by $171,154 for the quarter compared to the corresponding period in 2004 primarily due to increased sales volume of the Safe-Step® Safety Huber Needle.
General and administrative expenses for the second quarter were $1,060,297, a decrease of $244,303 as compared to general and administrative expenses of $1,304,600 for the corresponding period in 2004. The decrease in general and administrative expenses was primarily due to a decrease in stock based compensation of $112,362 and a decrease in legal expenses of $107,668 primarily related to a reduction in patent maintenance.
Research and development expenses for the second quarter were $265,732, a decrease of $35,625 as compared to research and development expenses of $301,357 for the corresponding period in 2004. The decrease in research and development expenses was due primarily to a reduction in expenditures for employee compensation.
Results for the Six Months Ended June 30, 2005
The net loss for the six months ended June 30, 2005 was $2,724,031, or $0.16 per share (basic and diluted), compared to net loss of $2,880,100, or $0.17 per share (basic and diluted), for the corresponding period in 2004. Revenue for the six months ended June 30, 2005 was $1,476,162, an increase of $1,017,321 as compared to revenue of $458,841 for the corresponding period in

2004. Revenue for the six months ended June 30, 2005 included $1,028,947 in sales of the Safe-Step® Safety Huber Needle, $396,494 in royalties from Med-Design’s licensed products and $50,000 in product development fees related to the Pre-filled Dual Chamber Pharmaceutical Mixing Device.
Contributing to the net loss for the six months ended June 30, 2005 was the $658,000 write-off of equipment and inventory related to Med-Design’s discontinuation of production of the 1Shot™ Safety Dental Syringe and the charges to cost of sales for a reserve and write-off of inventory related to the Safe-Step® Safety Huber Needle of $64,782.
General and administrative expenses for the six months ended June 30, 2005 were $2,203,984, a decrease of $452,072 as compared to general and administrative expenses of $2,656,056 for the corresponding period in 2004. The decrease in general and administrative expenses was primarily due to a decrease in stock based compensation of $308,288 and a decrease in patent related legal fees of $164,228, offset by and increase in professional and technical fees of $20,609 related to the implementation of Section 404 of the Sarbanes Oxley Act in 2004.
Research and development expenses for the six months ended June 30, 2005 were $487,723, a decrease of $172,535 as compared to research and development expenses of $660,258 for the corresponding period in 2004. The decrease in research and development expenses was due primarily to a reduction in expenditures for employee compensation of $65,658 and a decrease in product development related expenses of approximately $110,000.
Total cash, cash equivalents and available-for-sale securities as of June 30, 2005 were $11,508,294 as compared to $14,600,270 as of December 31, 2004, a decrease of $3,091,976. The decrease is primarily due to operating losses of $2,724,031 and the payment of debt related to the purchase of the Safe-Step® Safety Huber Needle of $250,000.
Company Outlook
David Dowsett, acting Chief Executive Officer of Med-Design, commented, “Performance in the second quarter, 2005 was marked by increased revenue from our manufactured product, the Safe-Step® Huber Needle Set, and higher royalty revenues from licensed products, particularly the BD Vacutainer™ Push Button Blood Collection Set, which continues to exhibit steady growth. We experienced decreased expenses measured against the first quarter of 2005 and the corresponding period last year. We anticipate these trends will continue, contributing to on-going reduction in net loss and the ultimate achievement of sustainable profitability.”
Conference Call Information
Med-Design will host a conference call that will be broadcast simultaneously on the Internet to present and discuss second quarter and year-to-date financial results at 4:30 p.m. EDT (1:30 p.m. PDT) on Thursday, August 4, 2005. Individuals wishing to view the Webcast can access the event at www.med-design.com.

Toll-free telephone lines have been set up to listen to the presentation and participate in a question and answer session.
•	Call-in number: 1-866-543-6405
•	Password: 53622862
A recorded version of the presentation can be accessed one hour after the conclusion of the call until August 18, 2005.
•	Call-in number: 1-888-286-8010
•	Password: 87445731
Forward Looking Statements
This release contains forward looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including, among others, statements regarding future revenues and profitability associated with the Safe-Step® Safety Huber Needle, the BD Vacutainer™ Push Button Blood Collection Set and other BD products and future reduction of operating expenses. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward looking statements including lack of demand or low demand for our products or for safety products generally, production or other delays in the introduction of our products by BD, delays in introduction of our licensed products due to manufacturing difficulties or other factors, our inability to license or enter into joint venture or similar collaborative arrangements regarding our other products and other factors discussed in our filings with the Securities and Exchange Commission.
For more information on Med-Design Corporation you may access the Med-Design Corporation web site at www.med-design.com.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,
	2005	December 31,
	(unaudited)	2004

ASSETS
Current assets:
Cash and cash equivalents	$1,992,298	$3,964,388
Available-for-sale securities	9,515,996	10,635,882
Trade receivables	587,296	386,979
Inventory (net)	391,094	39,250
Prepaid expenses and other current assets	164,603	236,265

Total current assets	12,651,287	15,262,764

Property, plant, and equipment, net of accumulated depreciation of $1,423,209 and $1,573,875 at June 30, 2005 and December 31, 2004, respectively	228,584	714,477
Patents, net of accumulated amortization of $1,152,376 and $1,046,700 at June 30, 2005 and December 31, 2004, respectively	1,771,966	1,816,760
Investment in acquired license rights	5,962,463	6,150,879
Goodwill	232,053	232,053

Total assets	$20,836,354	$24,176,933

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term payable	$250,000	$250,000
Accounts payable	252,405	458,122
Accrued compensation and benefits	158,450	111,912
Accrued professional fees	141,503	325,000
Other accrued expenses	25,290	68,742

Total current liabilities	827,648	1,213,776

Long-term payable, less current maturities	220,663	456,342

Total liabilities	1,048,311	1,670,118

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 4,700,000 shares authorized; No shares outstanding at June 30, 2005 and December 31, 2004	—	—
Common stock, $.01 par value, 30,000,000 shares authorized; 16,749,486 shares issued and outstanding as of June 30, 2005 and December 31, 2004	167,495	167,495
Additional paid-in capital	71,971,084	71,917,610
Accumulated deficit	(52,165,109)	(49,441,079)
Accumulated other comprehensive loss	(185,427)	(137,211)

Total stockholders’ equity	19,788,043	22,506,815

Total liabilities and stockholders’ equity	$20,836,354	$24,176,933

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenue
Product sales	$527,294	$292,112	$1,029,668	$294,992
Licensing revenue	222,304	77,218	396,494	163,849

Product development	50,000	—	50,000	—

Total Revenue	799,598	369,330	1,476,162	458,841

Product costs	487,945	316,791	1,207,203	319,521
General and administrative	1,060,297	1,304,600	2,203,984	2,656,056
Research and development	265,732	301,357	487,723	660,258

Total operating expenses	1,813,974	1,922,748	3,898,910	3,635,835

Loss from operations	(1,014,376)	(1,553,418)	(2,422,748)	(3,176,994)
Interest expense	(6,223)	(9,000)	(14,733)	(9,000)
Investment income	108,194	118,254	238,455	305,894
Realized gain (loss) on investments	(39,653)	—	(60,608)	—
Write-off of fixed assets	—	—	(464,397)	—

Net loss	$(952,058)	$(1,444,164)	$(2,724,031)	$(2,880,100)

Basic and diluted loss per common share:

Basic and diluted loss per common share	$(0.06)	$(0.09)	$(0.16)	$(0.17)

Basic and diluted weighted average common shares outstanding	16,749,486	16,748,093	16,749,486	16,675,980